Exhibit 1.1
CONTINEUM THERAPEUTICS, INC.
AMENDMENT NO. 1 TO
SALES AGREEMENT
March 5, 2026

LEERINK PARTNERS LLC 1301 Avenue of the Americas, 5th Floor New York, NY 10019
Ladies and Gentlemen:
Reference is made to the Sales Agreement, dated May 14, 2025 (the “Sales Agreement”), by and between Contineum Therapeutics, Inc., a Delaware corporation (the “Company”), and Leerink Partners LLC ( the “Agent”), pursuant to which the Company agreed, in its sole discretion, to issue and sell, from time to time, through the Agent, as agent and/or principal, up to an aggregate of $75,000,000 of shares of common stock, par value $0.001 per share, of the Company. All capitalized terms used in this Amendment No. 1 to the Sales Agreement (this “Amendment”) and not otherwise defined herein shall have the respective meanings assigned to such terms in the Sales Agreement. The Company and the Agent hereby agree to amend the Sales Agreement as set forth in this Amendment as follows:
A.    Amendments to the Sales Agreement. The Sales Agreement is amended as follows:
1.    The first full paragraph of the Sales Agreement is hereby amended and replaced in its entirety with the following:
    “The Company agrees that, from time to time during the term of this Agreement, on the terms and subject to the conditions set forth herein, it may issue and sell through the Agent shares of Class A common stock, $0.001 par value per share, of the Company (the “Common Stock”), subject to the limitations set forth in Section 5(c) (the “Placement Shares”). Notwithstanding anything to the contrary contained herein, the parties hereto agree that compliance with the limitation set forth in this Section 1 on the aggregate gross sales price of Placement Shares that may be issued and sold under this Agreement from time to time shall be the sole responsibility of the Company, and that the Agent shall have no obligation in connection with such compliance. The issuance and sale of Placement Shares through the Agent will be effected pursuant to the Registration Statement (as defined below) filed by the Company with the Securities and Exchange Commission (the “Commission”) on May 14, 2025, and declared effective by the Commission on May 23, 2025, although nothing in this Agreement shall be construed as requiring the Company to issue any Placement Shares.”
2.     The definition of “Prospectus Supplement” in the Sales Agreement is hereby amended to include the 2026 Prospectus Supplement (as defined below) and any prospectus supplement specifically relating to the Placement Shares to be sold from time to time pursuant to the Sales Agreement filed by the Company pursuant to Rule 424(b) under the Securities Act.
B.    Prospectus Supplement. The Company shall file a prospectus supplement (the “2026 Prospectus Supplement”) to the registration statement, filed by the Company with the Securities and Exchange Commission (the “Commission”) on May 14, 2025, and declared effective by the Commission on May 23, 2025, pursuant to Rule 424(b) of the Securities Act reflecting the terms of this Amendment within two business days of the date hereof.
C.    No Other Amendments; References to the Sales Agreement. Except as set forth in Part A above, all the terms and provisions of the Sales Agreement shall continue in full force and effect. All references to the Sales Agreement in the Sales Agreement or in any other document executed or delivered in connection therewith shall, from the date hereof, be deemed a reference to the Sales Agreement as amended by this Amendment.
E.    Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart by one party to the other may be made by facsimile or by electronic delivery of a portable document format (PDF) file (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com).
F.    Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the principles of conflicts of laws.
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If the foregoing correctly sets forth the understanding between the Company and the Agent, please so indicate in the space provided below for that purpose, whereupon this Amendment to the Sales Agreement and your acceptance shall constitute a binding agreement among the Company and the Agent.

Very truly yours,

CONTINEUM THERAPEUTICS, INC.

By:	/s/ Carmine Stengone
Name:	Carmine Stengone
Title:	President and Chief Executive Officer

LEERINK PARTNERS LLC

By:	/s/ Peter Fry
Name:	Peter Fry
Title:	Head of Alt Equities